Exhibit 10.35

EXPONENT, INC.

Restricted Stock Award Plan

Amended and Restated Restricted Stock Unit Matching Grant Agreement

This Restricted Stock Unit Matching Grant Agreement (the “Agreement”) is dated as of             , 200     and is entered into between Exponent, Inc., a Delaware corporation (the “Company”), and              (the “Employee”).

Pursuant to the terms of the Restricted Stock Award Plan (the “Plan”) the Company hereby awards to Employee restricted stock units (“Restricted Stock Units”) on the terms and conditions as set forth in this Agreement and the Plan. Capitalized terms used but not defined in this Agreement shall have the meaning specified in the Plan.

In consideration of the mutual promises set forth below, the parties hereto agree as follows:

1. Award of Restricted Stock Units. Subject to the terms and conditions of this Agreement and the Plan (the terms of which are incorporated herein by reference) and effective as of the date set forth above, the Company hereby grants to the Employee              (            ) Restricted Stock Units.

2. Vesting. Restricted stock units vest on the fourth anniversary (“Vesting Date”) of the date of this Agreement provided that through the Vesting Date the following requirements are met: (1) Employee remains continuously employed by the Company at a 20% work rate or more; (2) Employee does all consulting work through the Company; and (3) Employee does not become an employee of, or do consulting work outside the Company for, a past or present client, beneficial party or competitor of the Company. Employee has an affirmative duty to notify the Company of any services which are required to be provided through the Company. In the event of a merger or asset sale within the meaning of the Plan, the vesting of Restricted Stock Units shall accelerate to the extent, if any, provided in the Plan.

3. Effect of Termination of Service or Leave of Absence. If the Employee’s service is terminated by the Employee or by the Company or a Subsidiary for any reason except Employee’s death, Disability or “Retirement” (termination after age 59 1/2) before the Vesting Date, all restricted stock units shall be forfeited. If Employee dies or becomes Disabled, the pro rata portion of Employee’s restricted stock units through the date of death or Disability shall vest. In the case of Retirement, all restricted stock units shall vest. If Employee returns to service immediately after the end of an approved leave of absence, Employee shall be deemed to have remained continuously employed by the Company through the period of the leave of absence.

4. Distribution. Stock certificates (the “Certificate”) evidencing the conversion of restricted stock units into shares of Common Stock shall be issued and registered in the Employee’s name as of the Vesting Date. Subject to Section 6 of this Agreement, Certificates will be delivered to the Employee as soon as practicable after the end of the restricted period. In the case of death, Certificates shall be delivered to the Employee’s beneficiary or estate as soon as practicable following the date of death.

5. Dividends. Participants holding restricted stock units shall be entitled to receive cash payments equal to any cash dividends and other distributions paid with respect to a corresponding number of shares of Common Stock, provided that if any such dividends or distributions are paid in shares of Common Stock, the Fair Market Value of such shares of Common Stock shall be converted into restricted stock units, and further provided that such restricted stock units shall be subject to the same forfeiture restrictions and restrictions on transferability as apply to the Restricted Stock Units with respect to which they relate.

6. Tax Withholding Obligations. To meet the obligations of the Company and Employee with respect to any withholding taxes, FICA contributions, or the like under any federal, state, or local statute, ordinance, rule, or regulation in or connection with the award, deferral, or settlement of the restricted stock units, the Committee shall require that the Company withhold a number of shares of Common Stock otherwise deliverable having a Fair Market Value sufficient to satisfy the statutory minimum (or such higher amount as is allowable without adverse accounting consequences) of the Participant’s estimated total federal, state, and local tax obligations associated with vesting or settlement of the restricted stock units. The Company may also in lieu of or in addition to the foregoing, at its sole discretion, either require the Employee to deposit with the Company an amount of cash sufficient to meet the withholding requirements and/or, withhold the required amounts from the Employee’s pay during the pay periods next following the date on which any such applicable tax liability otherwise arises. The Company shall not deliver any of the Certificates until and unless the Employee has made the deposit required herein or proper provision for required withholding has been made. Employee hereby consents to any action reasonably taken by the Company to meet the withholding obligations.

7. Restriction on Transferability. Until distribution, the restricted stock units may not be sold, transferred, pledged, assigned, or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void. Notwithstanding the above, distribution can be made pursuant to will, the laws of descent and distribution, intra-family transfer instruments or to an inter vivos trust.

8. Rights as Shareholder. The Employee shall not have voting or any other rights as a shareholder of the Company with respect to the restricted stock units. Upon settlement of the restricted stock units into shares of Company Stock, the Employee will obtain full voting and other rights as a shareholder of the Company.

9. Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Employee, the Company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

10. Effect on Other Employee Benefit Plans. The value of the restricted stock units granted pursuant to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Employee’s benefits under any employee benefit plan sponsored by the Company or any Subsidiary except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Subsidiary’s employee benefit plans.

11. No Employment Rights. The award of the restricted stock units pursuant to this Agreement shall not give the Employee any right to remain employed by the Company or a Subsidiary. Also, the award is completely within the discretion of the Company. It is not made as a part of any ongoing element of compensation or something which Employee should expect to receive annually or on any other periodic basis. It does not constitute part of Employee’s salary or wages and unless specifically agreed to otherwise with the Company is not relevant for purposes of determining any post-employment payment or severance.

12. Amendment. This Agreement may be amended only by a writing executed by the Company and the Employee which specifically states that it is amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended solely by the Committee by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to the Employee, and provided that no such amendment adversely affects the rights of the Employee (but limiting the foregoing, the Committee reserves the right to change, by written notice to the Employee, the provisions of the restricted stock units or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to restricted stock units which are then subject to restrictions as provided herein).

13. Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its stock administrator. Any notice to be given to Employee shall be addressed to Employee at the address listed in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.

14. Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

15. Construction. The restricted stock units are being issued pursuant to Section 7 of the Plan and are subject to the terms of the Plan. A copy of the Plan has been given to the Employee, and additional copies of the Plan are available upon request during normal business hours at the principal executive offices of the Company. To the extent that any provision of this Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect.

16. Miscellaneous.

(a) The Board may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Agreement, without the Participant’s written approval.

(b) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(c) All obligations of the Company under the Plan and this Agreement, with respect to the restricted stock units, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(d) By signing this Agreement, the Employee acknowledges that his or her personal employment information regarding participation in the Plan and information necessary to determine and pay, if applicable, benefits under the Plan must be shared with other entities, including companies related to the Company and persons responsible for certain acts in the administration of the Plan. By signing this Agreement employee consents to such transmission of personal data as the Company believes is appropriate to administer the Plan.

(e) To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

(f) “Disability” means the total and permanent disability of the Employee where, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Participant is either (i) unable to engage in any substantial gainful activity; or (ii) receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Company, in each case in accordance with Code Section 409A and applicable guidance issued thereunder.

(g) The only circumstance in which a transaction specified in Section 17 below will result in acceleration of distribution of Shares shall be in connection with a transaction or series of transactions in which the Company experiences a “change in ownership,” a “change in effective control,” or a “change in the ownership of a substantial portion of assets,” in each case as defined under Code Section 409A and applicable guidance issued thereunder.

17. Change in Control. In the event of a Change in Control, the successor to the Company shall assume, or substitute equivalent awards for, this award on the same terms and conditions (including vesting conditions). The medium of settlement, whether shares, cash or some combination thereof, shall be determined at the discretion of the Administrator with the consent of the successor at the time of the Change in Control. If the award holder is involuntarily terminated for any reason other than award holder’s failure to substantially perform the duties of award holder’s position, after written notice and a reasonable opportunity to cure, within a two-year period beginning on the date of the Change in Control, all awards shall be vested and settled on the date of termination. For this purpose, involuntary termination shall include the occurrence of one or more of the following events (which occurs involuntarily to the award holder) provided that the award holder provides notice of such event within 30 days of its first occurrence and terminates employment within 12 months of the first occurrence of the event: (1) A material diminution in the award holder’s base compensation. (2) A material diminution in the award holder’s authority, duties, or responsibilities. (3) A material diminution in the authority, duties, or responsibilities of the supervisor to whom the award holder is required to report. (4) A material diminution in the budget over which the award holder retains authority. (5) A material change in the geographic location at which the award holder must perform the services.

18. General Code Section 409A Matters. This award may be a “nonqualified deferred compensation arrangement” subject to Code Section 409A. To the extent that it is, the parties intend that it conform to the requirements of Code Section 409A(a)(2), (3) and (4) and any ambiguities herein will be interpreted to so conform with these requirements to the maximum extent permissible. To the extent the IRS challenges whether this award in fact conforms with Code Section 409A(a)(2), (3) and (4), the Employee shall be fully responsible for any additional taxes, penalties and/or interest that might apply as a result of any adverse determination resulting from such challenge. Any subsequent deferral election, if permitted in the Company’s sole discretion, shall comply with the subsequent deferral election rules of Code Section 409A(a)(4)(C). In addition, notwithstanding anything else to the contrary in this Agreement or in the Plan, (a) the Company may accelerate distribution of Shares under this Agreement only in accordance with Treas. Reg. §1.409A-3(j)(4), and (b) no amendment may be made to this award except as permitted under this paragraph.

In addition, if at the time of the Employee’s Termination Date he or she is a “specified employee” (as defined in Code Section 409A), and if and only if the deferral of payment or distribution of Shares as a result of the Employee’s termination of services is necessary in order to prevent any accelerated income recognition or additional tax under Code Section 409A(a)(1), then the Distribution Date shall be delayed until the earlier of (1) that date that is six months following the date on which occurs the Employee’s separation from service or (2) the date of the Employee’s death following his or her separation from service.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the day and year first above written.

“Employee”	“Company” Exponent, Inc.

By
Name:
Title:

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